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                          November 10, 2021

       Theodore (Ted) Ashburn
       Chief Executive Officer
       Oncorus, Inc.
       50 Hampshire Street, Suite 401
       Cambridge, Massachusetts 02139

                                                        Re: Oncorus, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 3,
2021
                                                            File No. 333-260718

       Dear Dr. Ashburn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jordan
Nimitz at 202-551-5831 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences